Exhibit 10.40

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of January 23, 2004, by and between KENT L. PARKER (the “Employee”) and ARIBA, INC., a Delaware corporation (the “Company”).

1.	DUTIES AND SCOPE OF EMPLOYMENT.

(a) Position. For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ the Employee in the position of Senior Vice President of Global Sourcing Service at the Company’s Pittsburgh, Pennsylvania, work location. The Employee shall report to a position (including, without limitation, an Executive Vice President or the President) that, in turn, reports to the Chief Executive Officer of the Company. The Employee’s job responsibilities shall be those duties and responsibilities that the Employee maintained immediately prior to the Effective Time and such other additional duties and responsibilities as the Company may reasonably assign to the Employee that are commensurate with the Employee’s title and position with the Company. The Company agrees that the Employee may continue his current working and commuting arrangement, whereby the Employee lives in the state of Indiana and (i) commutes to the Company’s Pittsburgh, Pennsylvania, work location on a weekly basis for a portion of the workweek (staying in an apartment in Pittsburgh) and (ii) telecommutes from his home in the state of Indiana for the other portion of the workweek. The Company agrees to continue bearing the reasonable expenses relating to the Employee’s working and commuting relationship, as described in Section 4 below.

(b) Obligations to the Company. During his Employment, the Employee shall devote his full business efforts and time to the Company. During his Employment, without the prior written approval of the Company, the Employee shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation. The Employee shall comply with the Company’s policies and rules, as they may be in effect from time to time during his Employment. Notwithstanding the foregoing, nothing herein shall preclude the Employee from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs and (iii) managing his personal investments and affairs, provided, that such activities do not materially interfere with the proper performance of his duties and responsibilities as set forth in Subsection (a) above.

(c) Effective Date. This Agreement shall become effective immediately after the “Effective Time” (as that term is defined in the Agreement and Plan of Merger and Reorganization among the Company, Fleet Merger Corporation and FreeMarkets, Inc. (“FreeMarkets”) dated as of January 23, 2004 (the “Merger Agreement”)). This Agreement shall have no legal effect unless the merger among the Company, Fleet Merger Corporation and FreeMarkets, as contemplated by the Merger Agreement, is consummated.

*	CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. SUCH PORTIONS WERE OMITTED FROM THIS FILING AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

2.	CASH AND INCENTIVE COMPENSATION.

(a) Salary. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $300,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as the “Base Salary.”)

(b) Incentive Bonuses. The Employee shall be eligible to be considered for an annual incentive bonus with a target amount equal to $150,000. For the fiscal year ending September 30, 2004, the Employee shall receive a guaranteed bonus in an amount equal to 50% of the annual target bonus multiplied by a ratio, the numerator of which shall be the number of days of Employment completed by the Employee between the Effective Time and September 30, 2004, and the denominator of which shall be 365. The bonus shall be paid in quarterly installments to the extent provided by the Company’s generally applicable bonus payment procedures for similarly situated employees. The bonus shall be awarded based on the criteria established by the Company and communicated to the Employee during the first quarter of the applicable fiscal year (or, for the 2004 fiscal year, as soon as administratively practicable following the Employee’s commencement of Employment). Except as otherwise provided in the Agreement, the Employee shall not be entitled to an incentive bonus if he is not employed by the Company on the quarterly payment date or other date when such bonus is otherwise payable in accordance with the Company’s generally applicable bonus payment procedures for similarly situated employees.

(c) Stock Options. The Company shall grant the Employee an option to purchase 400,000 shares of the Company’s Common Stock (the “Option”).1 The Option shall be granted as soon as reasonably practicable after the Effective Time, but not later than 10 business days after the Effective Time. The exercise price for each share of the Company’s Common Stock subject to the Option shall be the closing price as reported on The Nasdaq Stock Market (or its successor) on the date of grant. The term of the Option shall be 10 years, subject to earlier expiration in the event of the termination of the Employee’s Employment. The Option shall become exercisable with respect to 25% of the shares of the Company’s Common Stock when the Employee completes 12 months of Employment with the Company after the Effective Time and with respect to the remaining shares of the Company’s Common Stock subject to the Option in equal monthly installments over the next three years of Employment. The grant of the Option shall be subject to the other terms and conditions set forth in the Ariba, Inc. 1999 Equity Incentive Plan, as amended, and in the Company’s standard Stock Option Agreement, as attached hereto as Exhibit A and as revised to conform to the terms of this Agreement.

[1]	This number will be adjusted appropriately in the event that a reverse split of the Company’s Common Stock is effected in connection with the Merger.

3.	VACATION AND EMPLOYEE BENEFITS.

During his Employment, the Employee shall be eligible for paid vacations in accordance with the Company’s vacation policy for similarly situated employees, as it may be amended from time to time. During his Employment, the Employee shall be eligible to participate in the retirement, medical, dental, vision, life insurance, disability, tuition assistance and other benefit and fringe benefit plans (collectively, the “Employee Benefit Plans”) maintained by the Company or FreeMarkets for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such Employee Benefit Plan.

4.	BUSINESS EXPENSES.

During his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies for similarly situated employees. In addition, the Company agrees to reimburse all reasonable expenses incurred by the Employee in connection with his working and commuting arrangement as described in Section 1 (including, without limitation, all travel-related expenses incurred by the Employee in traveling from his home in the state of Indiana to the Company’s Pittsburgh, Pennsylvania, work location and all expenses related to maintaining an apartment in Pittsburgh, Pennsylvania, that is located within a reasonable proximity of the Company’s primary work location in Pittsburgh, Pennsylvania). To the extent that any such expense reimbursement is determined to be taxable to the Employee for state, federal or local income or employment tax purposes and the corresponding expense item is not deductible to the Employee (each, a “Taxable Reimbursement”), the Company shall pay the Employee a bonus in an amount calculated to equal (net of any taxes payable with respect to such bonus) the amount of tax payable with respect to the Taxable Reimbursement (assuming in each case the Employee’s actual tax bracket for all such purposes). The intention of the preceding sentence is to provide that any increase in taxes payable by the Employee with respect to the reimbursement of the Employee’s expenses as described above be offset, on an after-tax basis, by the bonus.

5.	TERM OF EMPLOYMENT.

(a) Termination of Employment. The Company may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without cause, by giving the Employee 30 days’ advance notice in writing. The Employee may terminate his Employment at any time and for any reason (or no reason) by giving the Company 30 days’ advance notice in writing. The Employee’s Employment shall terminate automatically in the event of his death. The termination of the Employee’s Employment shall not limit or otherwise affect his obligations under Section 9.

(b) Employment at Will. The Employee’s Employment with the Company shall be “at will.” Any contrary representations that may have been made to the Employee shall be superseded by this Agreement. This Agreement and the Separation Plan (as defined below and as incorporated herein) shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

(c) Rights Upon Termination. Except as expressly provided in Sections 6, 7 and 8, upon the termination of the Employee’s Employment, the Employee shall only be entitled to the compensation, benefits and expense reimbursements that the Employee has earned under this Agreement before the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.

6.	TERMINATION BENEFITS DURING FIRST 18 MONTHS FOLLOWING MERGER.

(a) General Rule. If the Employee’s Employment terminates for a reason described in section 4.1 of the FreeMarkets, Inc. Change of Control Separation Plan, as in effect on January 8, 2004 (the “Separation Plan”), during the 18-month period following the Effective Time, then the Employee’s separation benefits (if any) shall be determined exclusively under the Separation Plan, except as otherwise provided in this Section 6.

(b) Exception for Subsequent Change in Control Involving the Company. Notwithstanding the general rule in Subsection (a) above, if the Employee’s Employment terminates during the 18-month period following the Effective Time for a reason described in Section 8 in connection with a Change in Control (as defined in Section 8) involving the Company, the Employee shall receive at his election (i) the benefits provided under this Section 6 pursuant to the provisions of the Separation Plan or (ii) the benefits provided under Section 8.

(c) Definition of “Base Pay.” The definition of “Base Pay” in the Separation Plan shall mean the Employee’s annual base salary as of December 31, 2003.

(d) Definition of “Good Reason.” The definition of “Good Reason” in the Separation Plan shall be construed as follows:

(i) Job Responsibilities. The Employee and the Company agree that, for purposes of the Separation Plan, the Employee’s job responsibilities shall not be deemed to have been substantially diminished as a result of the Employee’s moving from his position with FreeMarkets prior to the Effective Time into the position described in Section 1(a); provided that any change in the Employee’s job responsibilities from those described in Section 1(a) after the Effective Time that materially diminishes the Employee’s job responsibilities from those in effect immediately prior to the Effective Time shall constitute “Good Reason” for purposes of the Separation Plan.

(ii) Travel Requirements. The Employee and the Company agree that, on and after the Effective Time, the Employee may be subject to additional travel requirements and that such requirements shall be deemed to be substantially consistent with his travel obligations immediately prior to the Effective Time.

(iii) Employee Benefits. The Employee and the Company agree that his employee benefits shall not be deemed to have been materially reduced if he is eligible to participate in all Employee Benefit Plans offered to the similarly situated employees of the Company.

(iv) Assumption of Separation Plan. The Employee and the Company agree that this Agreement constitutes a satisfactory agreement by the Company to assume and agree to perform FreeMarkets’ obligations to the Employee under the Separation Plan.

(e) Accelerated Vesting of Equity. Section 4.2(d) of the Separation Plan, relating to accelerated vesting of options and restricted stock, shall apply only to options and restricted stock held by the Employee as of the Effective Time and shall not apply to any grants made by the Company after the Effective Time (including, without limitation, the option grant described in Section 2(c)). Notwithstanding the foregoing, in the event the Employee is terminated within the first 12 months of Employment and the Employee is otherwise eligible for the benefits described in this Section 6 and the Separation Plan, the Employee shall be deemed to have 12 months of Employment for purposes of determining the vested portion of the Option.

7.	TERMINATION BENEFITS AFTER FIRST 18 MONTHS FOLLOWING MERGER (NO ARIBA CHANGE IN CONTROL).

(a) Qualifying Terminations. This Section 7 shall only apply if:

(i) Section 8 does not apply;

(ii) The Company terminates the Employee’s Employment for a reason other than Cause or Permanent Disability more than 18 months after the Effective Time; and

(iii) Either (A) the Employee and the Company have executed a reciprocal general release (in the form attached hereto as Exhibit B) of all known and unknown claims that they may then have against each other and have agreed not to prosecute any legal action or other proceeding based on such claims or (B) the Company (at its sole discretion) has determined to waive the requirement of a reciprocal general release.

The foregoing notwithstanding, the Employee and the Company shall not be required to release any claims to indemnification, advancement of expenses or repayment arising under the Company’s Amended and Restated Certificate of Incorporation or the Company’s Amended and Restated Bylaws, in each case as currently in effect or as subsequently amended.

(b) Severance Pay. If this Section 7 applies, then the Employee shall be entitled to receive severance payments from the Company for a period of 12 months following the termination of his Employment (the “Continuation Period”). Such severance payments shall be made in accordance with the Company’s standard payroll procedures. The annual rate of such severance payments shall be equal to the sum of (i) the Employee’s Base Salary at the annual rate in effect when his Employment terminates plus (ii) the Employee’s annual target bonus for the fiscal year in which his Employment terminates. In addition to any other remedies that may be available to the Company, severance payments shall cease immediately if the Employee fails to comply with the covenants set forth in Section 9.

(c) Acceleration of Vesting. If this Section 7 applies, then:

(i) The vested portion of any restricted shares of the Company’s Common Stock held by the Employee at the time of the termination of his Employment shall at all times thereafter be determined by adding 12 months to his actual period of Employment with the Company.

(ii) During the Continuation Period, the Employee shall continue to vest in the options to purchase shares of the Company’s stock held by him at the time of the termination of his Employment, subject to his compliance with the covenants set forth in Section 9 below. The monthly rate of vesting during the Continuation Period shall be the same as prior to the termination of the Employee’s Employment.

(d) Extension of Option Exercise Period. If this Section 7 applies, then all options to purchase shares of the Company’s stock held by the Employee at the time of the termination of his Employment shall remain exercisable until the earlier of:

(i) The later of (A) the date 12 months after the termination of the Employee’s Employment or (B) with respect to any increment of options that becomes exercisable later than nine months after the termination of the Employee’s Employment, the date three months after such increment becomes exercisable; or

(ii) The date the options would have expired if the Employee’s Employment had not terminated.

(e) Definition of “Cause.” For purposes of this Section 7 only, “Cause” shall mean:

(i) Any gross negligence or intentional misconduct that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole;

(ii) Any unauthorized use or disclosure by the Employee of the Company’s confidential information or trade secrets resulting from gross negligence that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole;

(iii) A failure by the Employee to comply with the Company’s written policies or rules that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse affect on the business or affairs of the Company and its subsidiaries, taken as a whole, provided that the Company shall have given the Employee notice of such failure and an opportunity to cure such failure, if curable; or

(iv) The Employee’s conviction of, or plea “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof.

With respect to acts or omissions described in Paragraphs (i) and (iii) above, “Cause” shall only be deemed to exist following written notice to the Employee from the Company and his failure to cure such acts or omissions within 30 days of receipt of such written notice.

(f) Definition of “Permanent Disability.” For all purposes under this Agreement, “Permanent Disability” shall mean that the Employee, at the time notice is given, has failed to perform the duties of his position with the Company for a period of not less than 180 consecutive days (or such longer period as may be required by law) as the result of his incapacity due to physical or mental injury, disability or illness.

8.	TERMINATION BENEFITS AFTER FIRST 18 MONTHS FOLLOWING MERGER AND AFTER ARIBA CHANGE IN CONTROL.

(a) Qualifying Terminations. This Section 8 shall apply if:

(i) The Company terminates the Employee’s Employment with the Company for a reason other than Cause or Permanent Disability more than 18 months after the Effective Time but within 12 months after a Change in Control; or

(ii) The Employee resigns for Good Reason more than 18 months after the Effective Time but within 12 months after a Change in Control.

(b) Severance Payment. If this Section 8 applies, then the Employee shall be entitled to receive a severance payment from the Company. The amount of such payment shall be equal to 150% of the sum of (i) the Employee’s Base Salary at the annual rate in effect when his Employment terminates plus (ii) the Employee’s annual target bonus for the fiscal year in which his Employment terminates. Such payment shall be made in a lump sum in cash on the date the Employee’s Employment terminates under Subsection (a)(i) above or not later than the date three business days after his Employment terminates under Subsection (a)(ii) above.

(c) Acceleration of Vesting. If this Section 8 applies, then all of the Equity held by the Employee at the time of the termination of his Employment shall become fully and unconditionally vested, fully exercisable and fully transferable (except for transfer restrictions imposed by law). For this purpose, the Employee’s “Equity” shall consist of (i) all shares of the capital stock of the Company and all shares of the Company’s Common Stock (“Stock”), (ii) all options and other rights to purchase shares of Stock, (iii) all stock units, performance units or phantom shares whose value is measured by the value of shares of Stock and (iv) all stock appreciation rights whose value is measured by increases in the value of the shares of Stock.

(d) Extension of Option Exercise Period. If this Section 8 applies, then all options to purchase shares of the Company’s stock held by the Employee at the time of the termination of his Employment shall remain exercisable until the earlier of (i) the date 18 months after the termination of the Employee’s Employment or (ii) the date such options would have expired if the Employee’s Employment had not terminated.

(e) Definition of “Cause.” For purposes of this Section 8 only, “Cause” shall mean any intentional misconduct that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole.

(f) Definition of “Change in Control.” For purposes of this Section 8 only, a “Change in Control” shall be determined as follows:

(i) The consummation of a merger or consolidation of the Company, or any subsidiary of the Company, with or into another entity or any other corporate reorganization, if immediately after such transaction the Ownership Percentage (as defined below) of persons who were not stockholders of the Company immediately before such transaction is 30% or more; provided, however, that if such percentage is less than 50%, a majority of the Incumbent Directors may determine prior to the consummation of such transaction that a Change of Control has not occurred after considering all relevant factors;

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board of Directors of the Company (the “Board”), as a result of which fewer than two-thirds of the incumbent directors are directors who either (A) had been directors of the Company on the date hereof (the “original directors”) or (B) were elected, or nominated for election, to the Board with the approval of at least a majority of the sum of (I) the original directors who were still in office at the time of the election or nomination and (II) the directors whose election or nomination was previously so approved (collectively, the “Incumbent Directors”); or

(iv) Any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the

Company representing at least 25% of the total voting power represented by the Company’s then outstanding voting securities.

For purposes of this Subsection (f), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

For purposes of Paragraph (i) above, the term “Ownership Percentage” means the percentage of the voting power of the outstanding securities of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity.

For purposes of the proviso in Paragraph (i) above, the factors to be considered by the Board in determining that a Change in Control has not occurred shall include, without limitation:

(A) The Ownership Percentage;

(B) Whether there is a change in the composition of the Board or the continuing or surviving entity;

(C) Whether there is a change in the management of the Company or the continuing or surviving entity;

(D) The extent of the anticipated change in the business, operations or assets of the Company or the continuing or surviving entity;

(E) The level of severance benefits available to comparable management at any entity other than the Company resulting from any transaction specified in Paragraphs (i) through (iv) above; and

(F) Whether treating the transaction as a Change in Control for purposes of this Agreement is necessary or desirable for purposes of achieving the business objectives of the transaction specified in Paragraphs (i) through (iv) above.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g) Definition of “Good Reason.” For purposes of this Section 8 only, “Good Reason” shall mean (i) a requirement that the Employee report to anyone other than an Executive Vice President or a higher-level officer of the Company, (ii) a reduction in the Employee’s level of compensation (including Base Salary, fringe benefits and participation in bonus or incentive programs) or (iii) a relocation of his place of Employment by more than 50 miles, provided and only if such requirement, reduction or relocation is effected by the Company without his consent.

9.	COVENANTS.

(a) Non-Solicitation. During his Employment and, if Section 7 applies, during the Continuation Period, the Employee shall not directly or indirectly, personally or through others, solicit or attempt to solicit the employment of any employee of the Company or any of the Company’s affiliates, whether on the Employee’s own behalf or on behalf of any other person or entity. The term “employment” for purposes of this Subsection (a) means to enter into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. The Employee and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

(b) Non-Competition. The Employee agrees that, during his Employment and during the Continuation Period (if any), he shall not:

(i) Directly or indirectly, individually or in conjunction with others, engage in activities that compete with the Company or work for any entity that is part of the Company’s Market;

(ii) Solicit, serve, contract with or otherwise engage any existing or prospective customer, client or account of the Company on behalf of any entity that is part of the Company’s Market; or

(iii) Cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner modify, or fail to enter into, any actual or potential business relationship with the Company. The Employee and the Company agree that this provision is reasonably enforced with reference to any geographic area in which the Company maintains any such relationship.

For purposes of this Subsection (b), the Company’s “Market” shall mean (i) all companies that derive their revenue primarily from e-procurement and/or spend management software or service sales or sales of software or services aiding companies in sourcing and/or spend management activities and (ii) those companies set forth on Exhibit C attached hereto. The Employee and the Company agree that the Company’s Market is global in scope.

(c) Cooperation and Non-Disparagement. The Employee agrees that, during the Continuation Period, he shall cooperate with and assist the Company in every reasonable respect in facilitating the transition of his duties to his successor; provided that the Employee shall not be required to devote more than 20 hours per month to providing such assistance and cooperation. The Employee further agrees that, during the Continuation Period, he shall not in any way or by any means disparage the Company, the members of the Board or the Company’s officers and employees.

(d) Disclosure. The Employee agrees that, during the Continuation Period, he shall inform any new employer or other person or entity with whom the Employee enters into a business relationship, before accepting employment or entering into a business relationship, of the existence of this Section 9.

(e) Construction. If any provision set forth in this Section 9 is not enforceable under the laws of the state in which the Employee is employed following the termination of his Employment, nothing in this Agreement shall prohibit the Employee from engaging in such lawful conduct; provided, however, that if the Employee elects to do so, his rights to any of the benefits set forth in Section 7 shall terminate immediately.

10.	PARACHUTE PAYMENTS.

(a) Application. This Section 10 shall apply only if the Employee’s Employment terminates more than 18 months after the Effective Time.

(b) Parachute Gross-Up Payment. If it is determined that any cash payment of any type to the Employee or for his benefit by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount calculated to ensure that after the Employee pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of this Section 10, the Excise Tax and any related gross-up benefits shall be determined based on cash compensation, before consideration of the taxable compensation (if any) related to restricted shares of stock or options to purchase stock and arising from this Agreement.

(c) Determination by Accountant. All determinations and calculations required to be made under this Section 10 shall be made by an independent accounting firm selected by the Employee from among the largest five accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to the Employee and the Company within five business days after the Employee or the Company made a request (if the Employee reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Employee, it shall furnish the Employee with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that the Employee has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Employee within five business days after the Determination has been delivered to him or the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee, absent manifest error.

(d) Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by the Company should have been made (“Underpayment”) or that Gross-Up Payments will have been made by the Company that should not have been made (“Overpayment”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, the Company shall promptly pay the amount of such Underpayment to the Employee or for his benefit. In the case of an Overpayment, the Employee shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct such Overpayment, provided, however, that (i) the Employee shall in no event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that the Employee has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (b) above, which is to make the Employee whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Employee’s repaying to the Company an amount that is less than the Overpayment.

(e) Limitation on Parachute Payments. Any other provision of this Section 10 notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by $25,000 or less, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then the Company shall promptly give the Employee notice to that effect and a copy of the detailed calculation thereof. The Employee may then elect, in his sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and the Employee shall advise the Company in writing of his election within 10 days of receipt of notice. If the Employee makes no such election within such 10-day period, then the Company may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and it shall notify the Employee promptly of such election.

11.	SUCCESSORS.

(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, reorganization, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets that becomes bound by this Agreement.

(b) Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.	ARBITRATION.

(a) Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Employee’s Employment, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices, or any tort or tort-like causes of action.

(b) Exceptions. The foregoing notwithstanding, the following are the only claims that may be resolved in any appropriate forum (including courts of law) as required by applicable laws then in effect: (i) claims concerning workers’ compensation benefits; and (ii) claims concerning unemployment insurance.

(c) Procedure. The arbitrator’s decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator’s decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the arbitrator shall allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Santa Clara County, California, or (at the Employee’s option) the county in which the Employee primarily worked with the Company at the time when the arbitrable dispute or claim first arose. The arbitrator selected for any arbitration shall be mutually agreeable to the Company and the Employee; provided that if the Company and the Employee are unable to reach agreement on the selection of an arbitrator, the arbitration shall be performed by a panel of three arbitrators. The panel shall consist of one arbitrator selected by the Company and a second arbitrator selected by the Employee. The selected arbitrators shall, in turn, select a third arbitrator to complete the panel.

(d) Costs. The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator’s fee and any other type of expense or cost that the Employee would not be required to bear if he were to bring the dispute or claim in court. Both the Company and the Employee shall be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

13.	MISCELLANEOUS PROVISIONS.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement and the Separation Plan supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between the Employee and the Company or FreeMarkets with respect to the subject matter hereof.

(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(e) Choice of Law and Severability. This Agreement is executed by the parties in the State of California and shall be interpreted in accordance with the laws of such State (except their provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. Should there ever occur any conflict between any provision contained in this Agreement and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it into compliance with applicable law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(f) No Assignment. Except as otherwise provided in Section 11(b), this Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ KENT L. PARKER
Kent L. Parker

ARIBA, INC.

By	/s/ DAVID MIDDLER
Title:	David Middler, General Counsel

Signature page of Employment Agreement with Kent L. Parker

EXHIBIT A

STANDARD STOCK OPTION AGREEMENT

EXHIBIT B

FORM OF RELEASE

ARIBA, INC.

                     , 20

Mr. Kent L. Parker

Dear Joe:

This letter (the “Agreement”) confirms the agreement between you and Ariba, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company will terminate on                      , 20     (the “Termination Date”).

2. Effective Date and Rescission. You have up to 21 days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you signed this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you signed it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.2

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you $             (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or FTO. You acknowledge that, if you did not execute this Agreement, you would not be entitled to receive any additional money from the Company. The only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. Severance Benefits. In consideration of executing this Agreement, you will receive from the Company the severance benefits described in Section 7 of the Employment Agreement dated January 23, 2004, between you and the Company (the “Employment Agreement”). As described in Section 7 of the Employment Agreement, the continuation of such severance benefits is subject to your compliance with the covenants described in Section 9 of the Employment Agreement.

[2]	If the employee has not attained age 40 on the Termination Date, the review period will be seven days and no seven-day revocation period will be offered.

5. Release of Your Claims. In consideration of receiving the severance benefits described in Section 7 of the Employment Agreement, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement; or

(b) Any claim to indemnification or advancement of expenses arising under the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), or the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”).

6. Release of the Company’s Claims. The Company waives, releases and promises never to assert any claims or causes of action, whether or not now known, against you or your successors, agents or assigns with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs and claims of defamation, fraud, breach of contract or breach of the covenant of good faith and fair dealing. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement; or

(b) Any claim to repayment arising under the Certificate or the Bylaws.

7. Waiver. You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

8. Promise Not To Sue. You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that has been released pursuant to Section 5 above. The Company agrees that it will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that has been released pursuant to Section 6 above.

9. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10. Proprietary Information and Inventions Agreement. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company and by any similar agreement with a predecessor of the Company.

11. Modifications. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

12. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

13. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

14. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

15. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

ARIBA, INC.

By:

Title:

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Signature of Kent L. Parker

Dated:

EXHIBIT C

[*]

†	The Employee may work for the company as long as the Employee does not work in an area at the company, or participate in any work in an area at the company, that is related to e-procurement and/or spend management software or service sales or sales of software or services aiding companies in sourcing and/or spend management activities.

*	CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. SUCH PORTIONS WERE OMITTED FROM THIS FILING AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.